EXHIBIT 24.1

Kyndryl Holdings, Inc.

One Vanderbilt Avenue 15th Floor

New York, NY 10017-3852

November 4, 2021

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

I hereby authorize each of the following individuals, whose signatures appear below, as well as each of the Kyndryl employees holding the titles of Corporate Secretary; Director, Corporate Compensation; Vice President, Total Rewards; Executive Compensation Leader, Equity & Officer Services; and any employee of Kyndryl designated in writing by the Corporate Secretary of Kyndryl, to sign and file on behalf of Martin Schroeter, executive officer and director of Kyndryl, any Securities and Exchange Commission forms or documents in connection with any transactions by me in Kyndryl securities, including without limitation Form 3, Form 4, and Form 5 under the Securities Exchange Act of 1934 and Form 144 under the Securities Act of 1933. The specimen signatures provided below may be signed on separate documents, and such documents taken together shall constitute a single document.

E. Barth	/s/ E. Barth
C. Buckley	/s/ C. Buckley
M. Westlund	/s/ M. Westlund
B. Seliga	/s/ B. Seliga

This authorization shall remain in effect for as long as I remain an executive officer or director of Kyndryl.

Very truly yours,

Martin Schroeter

/s/ Martin Schroeter